Exhibit 5.1



Law Offices of Harold P. Gewerter, Esq. Letterhead



April 5, 2004


OneCap
Attn: Board of Directors
5440 W. Sahara Avenue, 3rd Floor
Las Vegas, NV 89146


   Re: OneCap Registration Statement for Registration of 5,000,000 Shares of Common Stock (the "Registration Statement") in Connection with the 2004 Employee Stock Option Plan (the "Plan").


Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by OneCap (the "Company") of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 5,000,000 shares of the Company's Common Stock, $.001 par value (the" Shares"), with respect to the Company's Plan.

In connection with providing this opinion, I have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the Plan and the options outstanding thereunder, the Registration Statement, and such other documents, records, certificates, memoranda and other instruments as deemed necessary as a basis for this opinion. Based on such review, I am of the opinion that if, as and when the Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of option agreements duly authorized under the Plans and in accordance with the Registration Statement and related prospectus, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

This opinion is being furnished in accordance with the requirements  of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. I am admitted to practice only in the State of Nevada The opinion set forth herein is limited to matters of Corporate Law of the State of Nevada and the federal securities law of the United States.

Very truly yours,

/s/ Harold p. Gewerter, Esq.
----------------------------
Harold P. Gewerter, Esq.